EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-176324, 333-61876, 333-160100, 333-143652 and 333-153228) pertaining to the 2000 Long-Term Incentive Plan, the 2006 Equity Incentive Plan, and certain warrants, of our reports dated March 17, 2014, with respect to the consolidated financial statements and schedule of RadNet, Inc. and subsidiaries, and with respect to the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/Ernst & Young LLP

LosAngeles, California

March 17, 2014